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                                EXHIBIT 12

                    AMERICAN EXPRESS CREDIT CORPORATION
       COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                (millions)


                                              Year Ended December 31,

                                       ------------------------------------
                                       1994    1993    1992    1991    1990
                                       ----    ----    ----    ----    ----

Earnings:
Income before
 extraordinary
 charge                                $139    $137   $138  $  174   $  191
Income tax provision                     75      64     70      87       99
Interest expense                        736     599    728     946    1,022
                                        ---     ---    ---   -----    -----


Total earnings                         $950    $800   $936  $1,207   $1,312
                                        ===     ===    ===   =====    =====

Fixed charges -
 interest expense                      $736    $599   $728  $  946   $1,022
                                        ===     ===    ===   =====    =====
Ratio of earnings
 to fixed charges                      1.29    1.34*  1.29    1.28     1.28



Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

       * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charge of $34 million (pretax) was 1.28.














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